Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND

FISCAL 2013 FINANCIAL RESULTS

MOUNT AIRY, N.C., October 17, 2013 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its fourth quarter and fiscal year ended September 28, 2013.

Fourth Quarter 2013 Results

Net earnings for the fourth quarter of fiscal 2013 were $2.3 million, or $0.13 per share compared with $0.8 million, or $0.05 per share in the same period a year ago. Net sales increased 0.3% to $98.2 million from $97.9 million in the prior year period. Shipments increased 4.7% year-over-year while average selling prices decreased 4.2%. On a sequential basis, shipments increased 2.3% from the third quarter of fiscal 2013 while average selling prices decreased 1.0%.

Insteel’s fourth-quarter results were favorably impacted by widening spreads between selling prices and raw material costs and higher shipments relative to the same period a year ago. Capacity utilization for the quarter was 50% compared with 48% in the third quarter of fiscal 2013 and the fourth quarter of fiscal 2012.

Operating activities provided $4.3 million of cash compared with $11.4 million in the prior year period primarily due to the relative changes in net working capital. Net working capital used $2.2 million of cash while providing $8.5 million in the same period a year ago. Capital expenditures were $0.2 million compared with $3.7 million in the prior year period.

Fiscal 2013 Results

Net earnings for fiscal 2013 were $11.7 million, or $0.64 per diluted share compared with $1.8 million, or $0.10 per share in the prior year. The current year results include a $0.3 million charge ($0.01 per share after-tax) for the loss on the disposal of equipment. The prior year results include restructuring charges related to the November 2010 acquisition of certain assets of Ivy Steel & Wire, Inc. and a gain on the early extinguishment of debt, which, in the aggregate, reduced pre-tax earnings by $0.4 million ($0.01 per diluted share after-tax). Net sales increased 0.2% to $363.9 million from $363.3 million a year ago. Shipments increased 4.6% year-over-year while average selling prices decreased 4.3%.

Operating activities provided $36.8 million of cash compared with $13.1 million in the prior year primarily due to the increase in earnings and the relative changes in net working capital. Net working capital provided $9.7 million of cash compared with $0.9 million a year ago. Capital expenditures were $5.0 million compared with $8.1 million in the prior year and are not expected to exceed $12.0 million in fiscal 2014.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

 WWW.INSTEEL.COM

Balance Sheet

Insteel ended the year debt-free with $15.4 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are pleased with the start-up of the new engineered structural mesh (“ESM”) production line at our North Carolina facility during the quarter, which significantly enhances our manufacturing capabilities,” commented H.O. Woltz III, Insteel’s president and CEO. “The new line offers unparalleled flexibility, allowing us to produce a broader array of ESM configurations and eliminating the need for costly offline processing for a wide range of products. The start-up of the North Carolina line follows the addition of another new ESM line at our Texas facility earlier in the year, further strengthening our market leadership position.

“As we move into fiscal 2014, nonresidential construction, our primary demand driver, continues to recover at an exceedingly slow rate from a protracted recession. The most recent forecasts and leading indicators for our construction end-markets point to modest growth gradually improving over the course of the year, which should favorably impact our financial results. We look forward to a more meaningful recovery that allows us to demonstrate the increased earnings power we believe we have developed through the Ivy acquisition and subsequent reconfiguration of our welded wire reinforcement operations.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and fiscal 2013 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the United States Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 29, 2012. You should carefully review these risks and uncertainties.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 29, 2012 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012

Net sales	$98,190	$97,865	$363,896	$363,303
Cost of sales	89,511	91,964	324,663	340,845
Gross profit	8,679	5,901	39,233	22,458
Selling, general and administrative expense	5,222	4,578	20,682	18,911
Gain on early extinguishment of debt	-	-	-	(425)
Restructuring charges, net	-	-	-	832
Other expense (income), net	3	26	333	(188)
Interest expense	53	149	235	623
Interest income	(1)	(1)	(14)	(21)
Earnings before income taxes	3,402	1,149	17,997	2,726
Income taxes	1,057	316	6,262	917
Net earnings	$2,345	$833	$11,735	$1,809

Net earnings per share:
Basic	$0.13	$0.05	$0.65	$0.10
Diluted	0.13	0.05	0.64	0.10

Weighted average shares outstanding
Basic	18,157	17,705	17,948	17,664
Diluted	18,541	17,995	18,353	17,990

Cash dividends declared per share	$0.03	$0.03	$0.37	$0.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	September 28,	June 29,	September 29,
	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15,440	$12,084	$10
Accounts receivable, net	41,110	37,387	42,138
Inventories, net	58,793	68,552	65,774
Other current assets	5,863	4,996	7,146
Total current assets	121,206	123,019	115,068
Property, plant and equipment, net	83,053	84,955	87,716
Other assets	8,390	8,208	5,768
Total assets	$212,649	$216,182	$208,552

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,561	$38,019	$30,126
Accrued expenses	6,854	6,904	5,877
Total current liabilities	37,415	44,923	36,003
Long-term debt	-	-	11,475
Other liabilities	14,178	13,410	11,574
Shareholders' equity:
Common stock	18,185	18,132	17,717
Additional paid-in capital	55,452	54,976	50,379
Retained earnings	88,981	87,182	83,845
Accumulated other comprehensive loss	(1,562)	(2,441)	(2,441)
Total shareholders' equity	161,056	157,849	149,500
Total liabilities and shareholders' equity	$212,649	$216,182	$208,552

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Cash Flows From Operating Activities:
Net earnings	$2,345	$833	$11,735	$1,809
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,570	2,467	9,833	9,762
Amortization of capitalized financing costs	25	27	102	97
Stock-based compensation expense	707	744	2,161	2,208
Gain on early extinguishment of debt	-	-	-	(425)
Asset impairment recoveries	-	-	-	(11)
Excess tax deficiencies (benefits) from stock-based compensation	(215)	120	(660)	-
Loss (gain) on sale of property, plant and equipment	2	28	348	(46)
Deferred income taxes	705	270	3,881	835
Gain from life insurance proceeds	-	(505)	(45)	(505)
Increase in cash surrender value of life insurance policies over premiums paid	(262)	(180)	(555)	(750)
Net changes in assets and liabilities:
Accounts receivable, net	(3,723)	(1,424)	1,028	(167)
Inventories	9,759	11,614	6,981	10,600
Accounts payable and accrued expenses	(8,197)	(1,655)	1,645	(9,562)
Other changes	547	(929)	374	(701)
Total adjustments	1,918	10,577	25,093	11,335
Net cash provided by operating activities	4,263	11,410	36,828	13,144

Cash Flows From Investing Activities:
Capital expenditures	(150)	(3,705)	(5,030)	(8,066)
Acquisition of intangible asset	-	-	(1,887)	-
Increase in cash surrender value of life insurance policies	(10)	(11)	(64)	(467)
Proceeds from life insurance claims	-	-	577	-
Proceeds from sale of property, plant and equipment	7	209	107	305
Proceeds from surrender of life insurance policies	-	21	3	37
Net cash used for investing activities	(153)	(3,486)	(6,294)	(8,191)

Cash Flows From Financing Activities:
Proceeds from long-term debt	101	11,471	4,602	91,150
Principal payments on long-term debt	(101)	(18,611)	(16,077)	(93,406)
Cash dividends paid	(546)	(531)	(6,599)	(2,121)
Cash received from exercise of stock options	45	-	3,425	2
Excess tax benefits (deficiencies) from stock-based compensation	215	(120)	660	-
Payment of employee tax withholdings related to net share transactions	(438)	(122)	(705)	(446)
Financing costs	-	(11)	-	(172)
Other	(30)	-	(410)	40
Net cash used for financing activities	(754)	(7,924)	(15,104)	(4,953)

Net increase in cash and cash equivalents	3,356	-	15,430	-
Cash and cash equivalents at beginning of period	12,084	10	10	10
Cash and cash equivalents at end of period	$15,440	$10	$15,440	$10

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$66	$20	$753
Income taxes, net	1,244	5	2,667	176
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	432	176	432	176
Restricted stock units and stock options surrendered for withholding taxes payable	438	122	705	446

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